EXHIBIT 99.1



FOR IMMEDIATE RELEASE                        Contact:
                                             David K. Sentman
                                             Senior Vice President and
                                               Chief Financial Officer
                                             American Telecasting, Inc.
                                             Tel. (719) 260-5533


                AMERICAN TELECASTING, INC. TO BE ACQUIRED BY
                             SPRINT CORPORATION


        Colorado Springs, Colorado, April 27, 1999. American Telecasting, Inc. ("ATI") (OTC Bulletin Board: ATEL) announced today that it has agreed to be acquired by Sprint Corporation. Pursuant to a definitive Agreement and Plan of Merger, each common shareholder of the Company will receive $6.50 per share in cash. In total Sprint has agreed to purchase 25.8 million shares of outstanding common stock for approximately $167.8 million. Consummation of the transaction is subject to customary conditions, including the receipt of shareholder and government regulatory approval. It is anticipated that the merger transaction will close during the third quarter.

        In connection with the transaction, ATI has agreed to not solicit other proposals, and certain shareholders of ATI holding approximately 26% of the outstanding shares have agreed to vote in favor of the transaction and against any competing transaction. However, for a period of 20 days after April 26, 1999, ATI will have the right to enter into an alternative transaction providing for a proposal deemed superior by the ATI Board of Directors after it has provided Sprint with three business days' opportunity to counter such proposal. In the event the Board accepts a superior proposal with a per share consideration of at least $1.00 per share greater than Sprint's offer (as it may have been improved), ATI could terminate the merger agreement and the voting agreements and pay to Sprint a termination fee of $11 million. In the event of a superior proposal with a per share consideration of less than $1.00 per share greater than Sprint's offer (as it may have been improved), if Sprint were unwilling to terminate the merger agreement, ATI would be required to submit both the Sprint transaction and the alternative transaction to its shareholders, and the voting agreements would remain in place. If the Sprint transaction were then disapproved by ATI's shareholders, Sprint would be entitled to receive its $11 million termination fee.

        As part of the transaction, ATI has agreed to adopt a shareholder rights plan which would remain in place pending completion of the Sprint transaction and would be intended to restrict open market purchases of the Company's common stock by any party to no more than 15%.

        Lazard Freres & Co. LLC acted as financial advisor to the Company and provided a fairness opinion to the Board of Directors of ATI in connection with the transaction.

        All statements contained herein that are not historical fact are based on current expectations. These statements are forward-looking and involve a number of risks and uncertainties. Actual results may differ materially. All such statements should be considered with regard to the risk factors described in the Company's reports filed with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statement, which statements speak only as of the date made.

                                 * * * * *

        American Telecasting, Inc. is one of the largest operators of wireless cable television systems in the United States, serving approximately 107,500 video subscribers in 32 markets as of December 31, 1998. The Company also provides commercial high-speed Internet access in three markets and is a leader in testing MDS wireless broadband access services. The Company's wireless services use microwave frequencies licensed by the Federal Communications Commission.